Exhibit 10.1

American Healthways, Inc. (the “Company”)

Summary of Named Executive Officer Compensation

On August 24, 2005, upon recommendation of the Compensation Committee, the Company’s Board of Directors approved the base salaries and target bonus percentages for fiscal year 2006, as well as share-based payments, bonuses, and performance cash to be awarded for fiscal 2005 performance, for the Company’s Chief Executive Officer and the individuals the Company currently expects to be its four most highly compensated executive officers for fiscal 2005 (the “Named Executive Officers”):

Named Executive Officer	FY '06 Salary	FY '06 Bonus % at Target (1)	FY '05 Restricted Stock Units Granted (2)	FY '05 Stock Options Granted (3)	FY '05 Bonus Awarded (4)	FY '05 Performance Cash Awarded (5)

Ben R. Leedle, Jr., Chief	$600,000	60%	8,235	35,798	$300,000	$135,680
Executive Officer

Donald B. Taylor, Executive	$375,000	45%	3,106	13,501	$148,500	$ 46,615
Vice President and Chief
Operating Officer

Matthew Kelliher, Executive	$330,000	45%	3,012	13,092	$144,000	$ 50,218
Vice President

James E. Pope, Executive	$330,000	45%	2,824	12,274	$135,000	$ 46,830
Vice President and Chief
Medical Officer

Robert E. Stone, Executive	$330,000	45%	2,748	11,946	$131,400	$ 42,991
Vice President

(1)     Awards made under the 2006 Incentive Bonus Plan will be predicated on achieving targeted earnings per share for fiscal 2006 as well as meeting certain individual qualitative goals and objectives. The Named Executive Officers may receive awards up to the indicated percentage of their base salary. However, in the event the Company’s performance materially exceeds its targeted earnings per share and the Named Executive Officer meets his or her individual goals and objectives, awards to Named Executive Officers could exceed the indicated percentage of their base salary. A description of the 2006 Incentive Bonus Plan has been filed as Exhibit 10.2 to this Current Report on Form 8-K.

(2)     Restricted stock unit awards are being made pursuant to a restricted stock unit award agreement, a form of which is attached as Exhibit 10.4.

(3)     Stock option grants are being made pursuant to a non-qualified stock option agreement, a form of which is attached as Exhibit 10.5.

(4)     The bonus was awarded under the Company’s 2005 Incentive Bonus Plan, as described in Exhibit 10.2 to Form 10-Q of the Company’s fiscal quarter ended February 28, 2005, and will be paid in calendar 2005.

(5)     Performance cash was awarded based on the Company’s average earnings per share growth over the last three years and will be paid in calendar 2005.

Other Benefits

In addition to the compensation included above, the Company’s Named Executive Officers are also eligible to:

o	Participate in the Company’s Capital Accumulation Plan, a copy of which has been filed as Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (Registration No. 33-41119) and Exhibit 10.8 to Form 10-K of the Company for its fiscal year ended August 31, 1995.

o	Participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs and 401(k) Plan.